Natural Gas (CNG) Purchase Agreement with Jiyuan Yuhai

Party A: Jiyuan City Yuhai Gas Co., Ltd.
Party B: Xian Xilan Natural Gas Co., Ltd.

According to the "Contract Law of People’s Republic of China" and other related laws and rules, all parties, according to the principles of equality, willingness, impartiality and credit, entered into agreement based on the following terms and conditions.

I、	Location of supplying CNG:

1、	Through Party A’s parent station and its appointed locations, Party A will provide coal-bed methane to the locations appointed by Party B.

2、
At the delivery location, Party A will issue the transaction bill as an effective certificate for the transaction between the buyer and the seller. The buyer and the seller will each designate a person to confirm delivery by signing the documents.

3、	The ownership and risks of the coal-bed methane will transfer from Party A to Party B at the delivery location, and Party B will be responsible for further processing and usage.

4、	Party A will deliver the coal-bed methane to Party B at the delivery location, and the delivery pressure is 200Pa, subject to ±5% fluctuations.

II、	Supplying Term: Long-term

III、	Coal-bed Methane Supply:
In principle, the supply of coal-bed methane for each year cannot be less than the supply amount for the year before. Party A delivers gas pursuant to the notice of Party B, and shall not affect the normal operation of Party B to its best effort. The current temporary daily gas supply is 150,000NM³ per day.

IV、	Measuring Standard:
Natural gas supply is calculated by volume (standard being NM³). It should be executed in accordance with the People's Republic of China’s oil and natural gas industry standard SY/T6143-2004 - "Using standard flowmeter to measure the supply of natural gas".

V、	Measuring Status:

The standard reference conditions for natural gas volume measurement are: (i) the temperature should be 293.15K (20ºC), and (ii) the absolute pressure should be 101.325Kpa (1 standard atmospheric pressure).

VI、	Quality and Specifications:
The low calorific value of every standard cubic meter of coal-bed methane should be 8000 kcal (8000 kcal or 33.44 MJ) or above; the amount of methane per standard cubic meters should be more than 90%; the total sulfur, hydrogen sulfide, and carbon dioxide contents should be not be higher than the CB17820-1999 Class 1 of the People’s Republic of China's Gas Quality Standards. The natural gas provided by Party A will satisfy the volume of natural gas required by the normal use of natural gas-powered motor vehicles.

VII、	Price:

1、	The two parties agree that the price of the coal-bed methane sold by Party A to Party B is RMB1.55 yuan per standard cubic meter.

2、
During the performance of the contract, if the price of natural gas changes due to the impact of national policies, both of the parties should negotiate and confirm the price, which cannot be higher than the price offered to other customers of Party A.  If parties cannot reach an agreement, either party should have the right to terminate this purchase agreement.

VIII、	Settlement and Payment:

1、	Party B will pay cash to Party A as prepayment; Party A will issue the receipt upon payment.

2、
During the term of this agreement, the price of natural gas being supplied by Party B is RMB 1.55 per NM3. Both parties will settle their accounts on a monthly basis and the settlement date is the twenty-fifth day of each month. Party A should provide Party B with an invoice. When the prepayment is used up, Party A must notify Party B to make the prepayment immediately. If Party B does not pay the prepayment in time, Party A has the right to terminate its supply of natural gas. If Party A terminates the supply without any proper reasons, Party A should pay RMB3,000 per day to Party B as penalty.

3、
On the twenty-fifth of each month, Party A should issue a settlement sheet according to the sales receipt signed by the two parties. The settlement sheet should show the amounts owed by Party B for the supply of coal-bed methane delivered to Party B during the period from the twenty-fifth of the previous month to the twenty-fourth of this month.

4、	After Party B receives the settlement sheet and before the twenty-ninth of that month, Party B should affix its seal on settlement sheet and fax it back to Party A if it is accurate.

5、
The amount of prepayment stated on the receipt issued by Party A prevails over other documents. If the prepayment is delayed for more than two days, Party A should give written notice to Party B requesting for prepayment within three working days. If Party B declines to make such prepayment without any proper reason, Party A can take any necessary actions against Party B and may eventually terminate the supply of coal-bed methane to Party B.

6、
If mistakes on the settlement sheets of Party A leads to overpay or underpay, either party has the right to request the other party to offset the overpaid or underpaid amount within five working days after the mistakes in the settlement sheets have been corrected.

7、	Both of parties should resolve any disputes through their reasonable effort and friendly negotiation. If the dispute cannot be resolved, then each party can commence any necessary legal proceedings.

8、
During the term of this agreement, if parties have disputes regarding the settlement amount, Party B should prepay the undisputed part of the settlement amount. When the dispute is resolved, the amount will be adjusted according to the result. The final adjusted amount should be paid within five working days.

IX、	Undertakings:

1、	According to the terms and conditions of this agreement, with the exception of force majeure, both parties guarantee to deliver and purchase the coal-bed methane that Party B needs.

2、
Both parties of this agreement are companies which are duly incorporated in accordance with the laws. Both parties have the authority to sign this agreement and are capable of implementing and carrying out the provisions of this agreement.

3、	At the time of execution of this agreement, there are no sentencing, judgment, ruling or specific administrative acts which will have significant adverse impact on the performance of this agreement.

4、
Both parties have received the necessary internal authorization to execute this agreement. The signatories of both parties are the legal representatives or effective authorized representative of each party.

X、	Force Majeure:

1、
The party, which cannot perform this agreement or do so in accordance with the terms and conditions of this agreement, or needs to postpone the performance of the agreement, due to force majeure, should provide effective proof. Then such party will not be liable for the delay during the force majeure period.

2、
If any party fails to perform this agreement due to its own fault and an act of force majeure occurs during the delayed period, which causes the agreement not performed, partly not performed or delay of performance, the party at defraud is liable for breach of contract.

XI、	Dispute Resolution
For any disputes which arise between the parties, both parties should make their best effort to negotiate and resolve. If it cannot be resolved, either party can commence court proceedings in the People's Court at the location of Party B.

XII、	As for any other outstanding issues, the two parties can make further negotiation, and enter into a supplemental agreement. The supplemental agreement has the same legal effect as this contract.

XIII、	This agreement is executed in five copies with two copies for Party A and three copies for Party B. This agreement shall become effective upon signing and sealing by the two parties.

Party A: Jiyuan City Yuhai Gas Co., Ltd.
Authorized representative: Haiyu Liu
Date: February 28, 2008

Party B: Xian Xilan Natural Gas Co., Ltd.
Authorized representative: Huaifu Zhang
Date: February 28, 2008